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                                                              Exhibit 5(a)


              KEYCORP
              127 Public Square
LOGO          Cleveland, Ohio 44114-1306

              (216) 689-4110
              (216) 689-4121 Fax


                                   January 27, 1997

Board of Directors
KeyCorp
127 Public Square
Cleveland, Ohio 44114

The Administrators
KeyCorp Institutional Capital A
127 Public Square
Cleveland, Ohio 44114

Re: Registration Statement on Form S-4
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Ladies and Gentlemen:

        I am Senior Vice President and Senior Managing Counsel of KeyCorp Management Company, an affiliate of KeyCorp (the "Corporation"), and I have acted as counsel to the Corporation and KeyCorp Institutional Capital A, a Delaware business trust (the "Issuer Trust"), in connection with the registration under the Securities Act of 1933, as amended, of $350,000,000 of 7.826% Capital Securities of the Issuer Trust (the "Capital Securities"), $350,000,000 of 7.826% Junior Subordinated Deferrable Interest Debentures of the Corporation (the "Junior Debentures") and a Guarantee of the Corporation for the benefit of the holders from time to time of the Capital Securities (the "Guarantee") on Form S-4 (the "Registration Statement").

        The Capital Securities, the Junior Debentures and the Guarantee are referred to herein collectively as the "Securities."

        I am familiar with the corporate proceedings of the Corporation and the administrative proceedings of the Issuer Trust to date with respect to the proposed issuance of the Securities, and I have examined the Amended and Restated Trust Agreement of KeyCorp Institutional Capital A, dated December 4, 1996, between the Corporation, Bankers Trust Company, as Property Trustee, and Bankers Trust (Delaware), as Delaware Trustee, the Indenture, dated December 4, 1996, between the Corporation and Bankers Trust Company, as Trustee, the Guarantee Agreement, dated as of December 4, 1996, between the Corporation and Bankers
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Board of Directors
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Trust Company, as Guarantee Trustee, and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, I have assumed, without any independent investigation, that (i) all documents that have been submitted to me as originals are authentic, and that all documents that have been submitted to me as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by me had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.

     I have assumed that each of the documents have been duly authorized, executed and delivered by each of the parties thereto other than the Corporation and the Issuer Trust and constitute valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as limited by Title 11 of the United States Code (Bankruptcy) and other applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and general principles of equity, constitutional rights and public policy, regardless of whether enforceability is considered in a proceeding at law or in equity and except that the provisions requiring payment of attorneys' fees may not be enforced by courts applying Ohio law.

     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

     (1) The Corporation is a corporation duly organized and validly existing under the laws of the State of Ohio.

     (2) The Junior Debentures have been duly authorized and, when issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the procedures described in the Registration Statement, the Junior Debentures will be legal, valid and binding obligations of the Corporation, enforceable in accordance with their terms.

     (3) The Guarantee has been duly authorized, and when executed in accordance with the terms of the Guarantee Agreement and delivered in accordance with the procedures described in the Registration Statement, the Guarantee will be a legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms.

     The opinions set forth above are subject as to enforceability to (i) applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally;
(ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law); and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.
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Board of Directors
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        This opinion is given on the basis of the law and the facts existing as of the date hereof, I assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. My opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

        I am licensed to practice law in the State of Ohio and, accordingly, the foregoing opinions are limited solely to the laws of the State of Ohio and applicable federal laws of the United States. I call your attention to the fact that the Capital Securities, Junior Debentures and the Guarantee and certain other documents, agreements and instruments referred to above may be governed by the laws of New York or a jurisdiction other than Ohio. I express no opinion as to matters governed by any laws other than laws of the State of Ohio and the federal laws of the United States of America.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of my name therein.

                                                Very truly yours,

                                                /s/ DANIEL R. STOLZER
                                                -------------------------
                                                Daniel R. Stolzer
                                                Senior Vice President and
                                                Senior Managing Counsel